                                                                    EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                    INTERAMERICAS COMMUNICATIONS CORPORATION,

                                       AND

                            INVERSIONES DRUMA, S.A.,
                            THE MAJORITY SHAREHOLDER

                                       OF

                               IUSATEL CHILE, S.A.

                          ----------------------------


                                SEPTEMBER 9, 1997

                          ----------------------------

                                                                                      PAGE
                                                                                      ----
ARTICLE I - SALE AND PURCHASE OF SHARES.........................................        1

1.01     Sale and Purchase of Company Common Stock..............................        1
1.02     Deposits at Closing....................................................        2
1.03     Preliminary Purchase Price Adjustments.................................        2
1.04     Stockholder's Representative...........................................        3

ARTICLE II - CLOSING............................................................        4

2.01     Closing................................................................        4
2.02     Deliveries by the Stockholder to the Escrow Agent......................        4
2.03     Deliveries by the Buyer to Escrow Agent................................        5
2.04     Deliveries by Escrow Agent.............................................        6
2.05     Termination in Absence of Closing......................................        6

ARTICLE III- REPRESENTATIONS AND WARRANTIES
         OF THE STOCKHOLDER.....................................................        7

3.01     Organization, Standing and Corporate Power.............................        7
3.02     No Subsidiaries........................................................        7
3.03     Capital Structure......................................................        7
3.04     Noncontravention.......................................................        7
3.05     Absence of Certain Changes or Events...................................        8
3.06     Litigation.............................................................        8
3.07     Compliance with Laws...................................................        8
3.08     Taxes..................................................................        8
3.09     Brokers................................................................        9
3.10     Financial Statements of the Company....................................        9
3.11     Commitments............................................................        9
3.12     Insurance..............................................................       10
3.13     Compliance with Laws...................................................       10
3.14     Banks..................................................................       11
3.15     Disclosure; Due Diligence..............................................       11
3.16     Ownership Interests of Interested Persons..............................       11
3.17     Investments in Competitors.............................................       11
3.18     Certain Payments.......................................................       11
3.19     Other Transactions.....................................................       11
3.20     Protest................................................................       11
3.21     Labor..................................................................       11

ARTICLE IV - FURTHER REPRESENTATIONS AND WARRANTIES OF THE
         STOCKHOLDER............................................................       12

4.01     Title to the Shares....................................................       12
4.02     Authority to Execute and Perform Agreement.............................       12
4.03     No Stockholder Defaults or Consents....................................       12

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................       13

5.01     Organization, Standing and Corporate Power.............................       13
5.02     Authority; Noncontravention............................................       13
5.03     Brokers................................................................       14

                                                                                      PAGE
                                                                                      ----
ARTICLE VI - OBLIGATIONS PRIOR TO CLOSING.......................................       14

6.01     Buyer's Access to Information and Assets...............................       14
6.02     Company's Conduct of Business and Operations...........................       14
6.03     General Restrictions...................................................       14
6.04     Notice Regarding Changes...............................................       16
6.05     Preferential Purchase Rights...........................................       16
6.06     Consents and Best Efforts..............................................       16
6.07     Maintenance of Insurance Policies......................................       16
6.08     Casualty Loss..........................................................       16
6.09     No Solicitation........................................................       17
6.10     Employment Agreements..................................................       17
6.11     Agreement between Stockholder and Grupo Iusacell S.A. de C.V...........       17
6.12     Agreement not to Issue Additional Shares...............................       17
6.13     No Solicitation by Buyer...............................................       17

ARTICLE VII - CONDITIONS TO STOCKHOLDER'S
         AND BUYER'S OBLIGATIONS................................................       18

7.01     Conditions to Obligations of All Parties...............................       18
7.02     Conditions to Obligations of Stockholder...............................       18
7.03     Conditions to Obligations of the Buyer.................................       19

ARTICLE VIII - SURVIVAL.........................................................       21

8.01     Survival of Representations and Warranties of the Stockholder..........       21

ARTICLE IX - INDEMNIFICATION....................................................       21

9.01     Obligation of the Stockholder to Indemnify.............................       21
9.02     Obligation of the Buyer to Indemnify...................................       21
9.03     Notice and Opportunity to Defend.......................................       22
9.04     Limitations on Indemnification.........................................       22

ARTICLE X- POST-CLOSING OBLIGATIONS.............................................       22

10.01    Further Assurances.....................................................       22
10.02    Publicity..............................................................       22
10.03    Access to Records......................................................       23

ARTICLE XI - MISCELLANEOUS......................................................       23

11.01    Costs and Expenses.....................................................       23
11.02    Notices................................................................       23
11.03    Governing Law..........................................................       24
11.04    Resolution of Disputes.................................................       24
11.05    Representations and Warranties.........................................       24
11.06    Entire Agreement, Amendments and Waivers...............................       24
11.07    Binding Effect and Assignment..........................................       24
11.08    Remedies...............................................................       25
11.09    Exhibits and Schedules.................................................       25
11.10    Multiple Counterparts..................................................       25

                                                                                      PAGE
                                                                                      ----
11.11    References.............................................................       25
11.12    Survival...............................................................       25

ARTICLE XII - DEFINITIONS.......................................................       25

12.01    Affiliate..............................................................       25
12.02    Ancillary Documents....................................................       25
12.03    Damages................................................................       26
12.04    Governmental Authorities...............................................       26
12.05    Knowledge..............................................................       26
12.06    Legal Requirements.....................................................       26
12.07    Permits................................................................       26
12.08    Used...................................................................       26

                                LIST OF EXHIBITS




Exhibit A - Escrow Agreement

Exhibit B - Letter of Resignation and Waiver of Hernan Streeter Rios

Exhibit C - Mutual Release between the Stockholder Hernan Streeter Rios and InterAmericas Communications Corporation

Exhibit D - Guaranty, Indemnification and Assignment of Obligation of Hernan Streeter Rios

                                    SCHEDULES


Schedule 3.02 - List of Subsidiaries

Schedule 3.06 - Litigation

Schedule 3.11 - Material Contracts

Schedule 3.14 - Banks

Schedule 3.16 - Ownership Interests of Interested Persons

Schedule 3.17 - Investments in Competitors

                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 9, 1997, by and between INTERAMERICAS COMMUNICATIONS CORPORATION, a Texas corporation (the "Buyer"), and INVERSIONES DRUMA S.A., a Chilean corporation (the "Stockholder"), for the purchase of 99.9% of the issued and outstanding shares of Common Stock (the "Company Common Stock") of Iusatel Chile S.A., a corporation duly organized and validly existing under the laws of the Republic of Chile (the "Company").


                             PRELIMINARY STATEMENT:

         A. The Buyer desires to purchase 99.9% of the issued and outstanding shares of Company Common Stock, and the Stockholder desires to sell such Company Common Stock to the Buyer, upon the terms and subject to the conditions set forth herein.

         B. Capitalized terms used herein which have not been defined prior to such use shall have the respective meanings given such terms in Article XII hereof.


                                    AGREEMENT

         In consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

         Section 1.01. Sale and Purchase of Company Common Stock.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing or as otherwise provided in Article II hereof, the Stockholder shall sell, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder the transfer and assignment of all of its rights to 99.9% of the issued and outstanding shares of Company Common Stock. The sale and purchase of the Company Common Stock pursuant to this Agreement is sometimes hereinafter referred to as the "Stock Purchase."

                  (b) To effect the transfers contemplated by Section 1.01(a), on or before November 30, 1997, and pursuant to Article II hereof, the Stockholder shall deliver, or cause to be delivered, to Citibank N.A., Santiago branch, as Escrow Agent (the "Escrow Agent") pursuant to the Escrow Agreement (the "Escrow Agreement"), in form and substance as required by the Escrow Agent and attached hereto as Exhibit A, for redelivery to the Buyer, stock certificates representing the Company Common Stock being sold by the Stockholder hereunder, constituting 99.9% of the issued and outstanding shares of Company Common Stock, together with the transfer and assignment of Company Common Stock documents (Traspaso de Acciones) in proper form acceptable to the Buyer for transfer to the Buyer on the books of the Company and duly registered with the Superintendencia de Valores y Seguros of the Republic of Chile, against payment therefor in accordance with Sections 1.02 and 2.04(ii) and as adjusted pursuant to Section 1.03 hereof.

                  (c) Upon the terms and subject to the conditions of this Agreement, the aggregate purchase price (the "Purchase Price") for the Company Common Stock being purchased by the Buyer from the Stockholder hereunder shall be an amount equal to US$5,250,000 (the "Preliminary Purchase Price"), subject to (A) reduction as provided in Section 1.03(a) hereof, and (B) increase as provided in Section 1.03(b) hereof.

         Section 1.02 Deposits at Closing. At the Closing, the Buyer shall deliver to the Escrow Agent an aggregate amount of approximately US$7,250,000, representing (A) the Purchase Price as adjusted pursuant to Section 1.03(a) plus
(B) US$2,000,000 to be released in accordance with Sections 1.03(b) and 2.04.

         Section 1.03 Preliminary Purchase Price Adjustments. The Preliminary Purchase Price shall be adjusted as follows:

                  (a) Audit; Reduction in the Preliminary Purchase Price. No later than September 30, 1997, the Company shall, at Buyer's expense, cause to be prepared and delivered to the Buyer and the Stockholder the audited balance sheet of the Company dated as of August 31, 1997 (the "August 1997 Balance Sheet") prepared by Coopers & Lybrand LLP/Langton Clarke, Santiago, the Company's independent certified public accountants ("Company's Accountants"), in accordance with Chilean generally accepted accounting principles ("Chilean GAAP"). The Preliminary Purchase Price shall be reduced dollar-for-dollar to the extent that the Net Worth of the Company as indicated in the August 1997 Balance Sheet is less than US$1,582,000. The Preliminary Purchase Price, as adjusted pursuant to this Section 1.03(a), is hereinafter referred as the "Interim Purchase Price." For purposes of this Section 1.03(a), "Net Worth" shall mean the Company's total assets less its total liabilities.

                  (b) Audit; Increase in the Interim Purchase Price. No later than January 31, 1998, the Buyer and the Company, at Buyer's expense, shall cause to be prepared and delivered to the Stockholder an income statement of the Company for the four months ended December 31, 1997 (the "December 1997 Income Statement") prepared and audited by the Company's Accountants in accordance with Chilean GAAP. The Stockholder shall be entitled to receive an additional payment (the "Additional Payment") of up to a maximum aggregate amount of US$2,000,000 based on the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the four month period commencing on September 1, 1997 and ending December 31, 1997, as set forth in the December Income Statement, such Additional Payment to be determined as follows:

                  EBIDTA
                  For Four Months Ended               Additional
                  December 31, 1997                   Payment
                  -----------------                   -------
                  $0 - $499,999...................     - 0 -
                  $500,000 - $749,999.............    US$1,000,000
                  $750,000 or above...............    US$2,000,000

         Notwithstanding the above, in the event the Buyer determines in its sole and absolute discretion that the Company will meet the EBIDTA thresholds set forth above prior to January 31, 1998, then it may, at its option, pay in advance all or a portion of the Additional Payment. The Interim Purchase Price plus the Additional Payment, if any, is hereinafter referred to as the "Final Purchase Price."

                  (c) Notification of Interim Purchase Price and of the Additional Payment.

                           (i)      Notification of Interim Purchase Price. Upon
the calculation of the adjustment to the Preliminary Purchase Price pursuant to
Section 1.03(a), and prior to the release of the Interim Purchase Price by the Escrow Agent to the Stockholder pursuant to Section 2.04(ii) hereof, the Buyer shall notify the Stockholder in writing of the Interim Purchase Price to be delivered by the Escrow Agent to the Stockholder pursuant to Section 2.04(ii) (the "Interim Purchase Price Notice"), subject to Section 1.03(d) below.

                           (ii)     Notification of Additional Payment. On or
before February 5, 1998, the Buyer shall notify the Stockholder in writing (the "Additional Payment Notice") of the Additional Payment, if any, determined pursuant to Section 1.03(b). Subject to Section 1.03(d) below, the Escrow Agent shall deliver to the Stockholder the Additional Payment, if any, pursuant to
Section 2.04(iii) hereof and the Escrow Agreement.

                  (d) Procedures for Resolving Disputes with Respect to the Interim Purchase Price and the Additional Payment. The following clauses (i) through (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Interim Purchase Price and the Additional Payment, as the case may be:

                           (i)      Within five (5) business days after delivery
by the Buyer to the Stockholder of the Interim Purchase Price Notice or the Additional Payment Notice, as the case may be, the Stockholder may deliver to the Buyer a written notice advising the Buyer either that the Stockholder (A) agrees with the calculation of the Interim Purchase Price or the Additional Payment, as the case may be, or (B) disagrees with such calculation. If the Stockholder shall concur with the calculation of the Interim Purchase Price or Additional Payment, as the case may be, or if the Stockholder shall not object thereto in a writing delivered to the Buyer within five (5) business days after the Stockholder' receipt of the Interim Purchase Price Notice or the Additional Payment Notice, as the case me be, the calculation of the Interim Purchase Price or Additional Payment, as the case may be, (and as so adjusted as provided in the Interim Purchase Price Notice or Additional Payment Notice) shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                           (ii)     In the event that the Buyer submits the
Interim Purchase Price Notice or Additional Payment Notice, as the case may be, and the Stockholder and the Buyer are unable to resolve the disagreements set forth in such written notice within ten (10) business days after the date of the delivery of Interim Purchase Price Notice or Additional Payment Notice, as the case may be, then such disagreements shall be referred to Ernst & Young LLP Santiago, Chile branch (the "Settlement Accountants"), and the determination of the Interim Purchase Price or Additional Payment, as the case may be, by the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than ten (10) business days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Stockholder and the Buyer in equal proportions.

                  (e) After the final determination of the Interim Purchase Price or Additional Payment, as the case may be, or the Settlement Accountants' Interim Purchase Price or Additional Payment, as applicable, the amount of the adjustment calculated pursuant thereto, shall be (i) in the case of the Interim Purchase Price, paid by the Escrow Agent to the Stockholder' Representative pursuant to Section 2.04(i) and (ii) in the case of the Additional Payment, if any, paid by the Escrow Agent to the Stockholder's Representative pursuant to
Section 2.04(iii).

         Section 1.04 Stockholder's Representative.

                  (a) As used in this Agreement, the "Stockholder's Representative" shall mean Hernan Streeter Rios or any person appointed as a successor Stockholder's Representative pursuant to Section 1.04 hereof.

                  (b) If the Stockholder's Representative dies, becomes incapacitated, resigns or is removed by a majority shareholders of the Stockholder (the "Majority"), the Majority shall appoint a successor Stockholder's Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Stockholder's Representative within 30 business days from a request by Buyer to appoint a successor Stockholder's Representative, the Buyer shall have the right to appoint a

Stockholder's Representative to fill any vacancy so created, and shall advise all those who were holders of Company Common Stock immediately prior to the Effective Time of such appointment by written notice. A copy of any appointment by the Majority of any successor Stockholder's Representative shall be provided to Buyer promptly after it shall have been effected.

                  (c) The Stockholder's Representative shall be authorized, upon approval by a Majority, to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "Instrument") which the Stockholder's Representative determines to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Stockholder, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder. The Stockholder hereby grants each of the Stockholder's Representative the right and power to execute the Escrow Agreement on its behalf with such changes or amendments thereto as the Stockholder's Representative, or either of them, shall determine to be necessary or desirable in their sole and absolute discretion. Any party receiving an Instrument from the Stockholder's Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

                  (d) Buyer shall have no liability to any Stockholder or otherwise arising out of the acts or omissions of the Stockholder's Representative or any disputes among the Stockholder or with the Stockholder's Representative. Buyer may rely entirely on its dealings with, and notices to and from, the Shareholder's Representative to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the Stockholder.


                                   ARTICLE II

                                     CLOSING

         Section 2.01 Closing. Subject to the satisfaction of the conditions stated in Article VII of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Santiago, Chile time, on October 15, 1997, at the offices of Baker & McKenzie, in Santiago, Chile, unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Santiago time on the night of the Closing Date.

         Section 2.02 Deliveries by the Stockholder to the Escrow Agent. The Stockholder shall deliver to the Escrow Agent:

                           (i)      At or prior to Closing:

                                    (a) the resignation of Hernan Streeter Rios as General Manager of the Company, effective December 31, 1997, as set forth in Section
                                    6.10 hereof;

                                    (b) the resignations of members of the board of directors of the Company as set forth in
                                    Section 7.03(h);

                                    (c) certified copies of the stock books, stock ledgers, and minute books of the Company;

                                    (d) a certificate executed by the
                                    Stockholder to the effect that the
                                    conditions set forth in Sections 7.03(b),
                                    (d), (e) and (g), have been satisfied as of the Closing Date;

                                    (e) evidence of the consents of Stockholder required pursuant to Section 7.03(d), if any;

                                    (f) wire transfer instructions for the
                                    payment of the Interim Purchase Price to the Escrow Agent;

                                    (g) delivery of the audited August 1997
                                    Balance Sheet;

                                    (h) assignment and transfer documents
                                    (Traspaso de Acciones) transferring all of Stockholder's rights to the 99.9% of the issued and outstanding shares of the Company Common Stock;

                                    (i) a written agreement between the
                                    Stockholder and Grupo Iusacell S.A. de C.V.
                                    pursuant to Section 6.11 hereof;

                                    (j) Guaranty, Indemnification and Assumption of Obligations executed by Hernan Streeter Rios; and

                                    (k) the executed Escrow Agreement as set forth in Section 7.01(c).

                           (ii)     On or before November 30, 1997:

                                    (a) certificates representing 99.9% of the issued and outstanding shares of the Company Common Stock, together with the transfer and assignment of shares documents, duly registered with the Chilean Superintendencia de Valores y Seguros;

                                    (b) evidence of waiver of preferential
                                    rights to the authorized but unissued shares of Company Common Stock from each of Sergio Munoz, Inversiones Santa Teresa Ltda and Grupo Iusacell S.A. de C.V.;

                                    (c) a certificate executed by the Company to the effect that the conditions set forth in Sections 7.03(a) through 7.03(g) have been satisfied as of on or before November 30, 1997; and

                                    (d) opinion of counsel reasonably
                                    satisfactory to Buyer and Stockholder as set forth in Section 7.03(f).

                                    (e) the Mutual Release between the
                                    Stockholder, Hernan Streeter Rios and Buyer pursuant to Section 7.03(l);

         Section 2.03 Deliveries by the Buyer to Escrow Agent. At or prior to Closing, the Buyer shall deliver to the Escrow Agent:

                           (i) by wire transfer in immediately available funds to the Escrow Agent, the payment described in Section 1.02 as being required to be deposited by the Buyer at Closing;

                           (ii) a certified copy of all necessary corporate action on the Buyer's behalf approving its execution, delivery and performance of this Agreement pursuant to Section 7.02(a); and

                           (iii) a certificate executed by an authorized officer of the Buyer on behalf of the Buyer to the effect that the conditions set forth in Sections 7.02(b) and 7.02(c) have been satisfied.

                           (iv) the executed Escrow Agreement as set forth in Section 7.01(c)

                           (v) the Mutual Release referred to in Section 7.03(l) executed by Buyer.

         Section 2.04 Deliveries by Escrow Agent.

                           (i)      Deliveries by Escrow Agent at Closing. At
Closing the Escrow Agent shall deliver (A) to Buyer, the documents and certificates listed in Section 2.02(i) hereof except for item 2.02(i)(h) and (B) to Stockholder's Representative, for re-delivery to the Stockholder, the documents and certificates listed in Section 2.03(ii) and 2.03(iii) and confirmation by the Escrow Agent of receipt of the payment described in Section 1.02.

                           (ii)     Post-Closing Deliveries by Escrow Agent. On
or before November 30, 1997, the Escrow Agent shall deliver (A) to the Buyer,
(I) certificates representing 99.9% of the issued and outstanding shares of the Company Common Stock, together with the transfer and assignment documents (Traspaso de Acciones) duly registered with the Superintendencia de Valores y Seguros of the Republic of Chile and (II) evidence of waiver of preferential rights to the authorized but unissued shares of Company Common Stock of each of Sergio Munoz, Inversiones Santa Teresa Ltda. and Grupo Iusacell S.A. de C.V. and
(B) to the Stockholder, the Interim Purchase Price.

                           (iii)    Delivery by Escrow Agent of the Additional
Payment. The Escrow Agent shall deliver to the Stockholder the Additional Payment, if any, pursuant to Section 1.03(b).


         Section 2.05 Termination in Absence of Closing. If by 5:00 p.m. on November 30, 1997, the deliveries required to be made by the Stockholder to the Escrow Agent pursuant to Section 2.02(ii) have not occurred then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representatives of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
Section 2.01, the failure of such party to perform its obligations under this
Article II on such date; provided, however, that the provisions of Section 12 of that certain letter of intent (the "Letter of Intent") dated June 26, 1997 between the Buyer and the Stockholder shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.05 shall not relieve any party hereto who was responsible for the Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
Section 2.01, the failure of such party to perform its obligations under this
Article II on such date.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         Subject to non-material deviations from the statements contained herein and to the information set forth in the attached Schedules to this Article III, the Stockholder represents and warrants to the Buyer that:

         Section 3.01 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Chile and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the Republic of Chile. The Stockholder has delivered to the Buyer complete and correct copies of the Company's Certificate of Incorporation and by-laws, each as amended to the date hereof.

         Section 3.02 No Subsidiaries. Except as set forth in Schedule 3.02 hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. The subsidiary listed in Schedule 3.02 hereof is substantially wholly-owned by the Company and the financial results of such subsidiaries have been reflected in the historical financial statements of the Company.

         Section 3.03 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 1,125,519,213 shares of Company Common Stock. On or before November 30, 1997, 574,037,149 shares of Company Common Stock shall be issued and outstanding of which 99.9% shall be held and owned beneficially and of record by the Stockholder. On or before November 30, 1997 all outstanding shares of capital stock of the Company shall be duly authorized, validly issued, fully paid and nonassessable and shall not be subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of November 30, 1997, there will not be any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Stockholder is a party or by which it or he is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option warrant, call, right, commitment, agreement, arrangement or undertaking. On or before November 30, 1997, there shall not be any outstanding contractual obligations of the Company or any of the Stockholder to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. On or before November 30, 1997 the 99.9% of the Company Common Stock to be sold by the Stockholder to the Buyer (i) shall not be subject to any option, warrant, call, right, commitment, agreement, assignment or undertaking of any kind which would obligate the Stockholder to sell the Company Shares to any person other than the Buyer, (ii) shall have been duly authorized and, (iii) when delivered pursuant to this Agreement, will be duly and validly issued, registered with the Superintendencia de Valores y Seguros of the Republic of Chile and fully-paid and nonassessable, and free of any Liens or restrictions.

         Section 3.04 Noncontravention. The execution, delivery and performance of this Agreement and each of the other Ancillary Documents to be executed and delivered by the Stockholder does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or by-laws (or similar organizational documents) of the Company,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to the Company, its properties or assets or (iii) any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or its properties or assets.

         Section 3.05 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since June 30, 1997, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property), (iii) any split, consolidation or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the Company's most recent audited financial statements, (y) any granting by the Company to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the Company's most recent audited financial statements (provided, however, that under no circumstance, shall the Company grant any increase in severance or termination payment for Streeter) or (z) any entry by the Company into any employment, severance or termination agreement with any officer except in the ordinary course of business, (v) any damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a material adverse effect on the Company, or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in generally accepted accounting principles.

         Section 3.06 Litigation. Except as set forth in Schedule 3.06 there is no suit, action or proceeding pending or, to the knowledge of the Stockholder, threatened against the Company that, in the aggregate, would amount to greater than $7,500.00, or would reasonably be expected to have an adverse effect on the Company, nor is there is any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company having, or which could reasonably be expected to have, any such effect.

         Section 3.07 Compliance with Laws. The Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any governmental entity applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Stockholder, the Company has in effect all state and local government approvals, authorizations, certificates, concessions, filings, franchises, licenses, notes, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, including, without limitation, the concessions granted by the Chilean Telecommunications authority for the supply of the services as provided or as currently contemplated to be provided by the Company (the "Concessions") and there has occurred no default under any such Permit. Further, there is no notice from any regulatory authority which has been received by, or action is threatened or pending against, the Company of that any Permit has been revoked, terminated or canceled as a consequence of this Agreement or for any other reason.

         Section 3.08 Taxes. The Company has filed all material tax returns and reports required to be filed by it and has paid all taxes required to be paid by it (other than taxes the failure to pay which would not, individually or in the aggregate, have an adverse effect on the Company), and the Company's financial statements as of and for the six month period ended June 30, 1997 reflect an adequate accrual for all material taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or asserted against the Company other than deficiencies, the liability for which would not, individually or in the aggregate, have a material adverse effect on the Company, and no requests for waivers of the time to assess any taxes are pending. None of the assets or properties of the Company is subject to any material tax lien. As used in this Agreement, "taxes" shall include all state and local income, property, net assets, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever to which the

Company is subject in any jurisdiction including, without limitation, the Republic of Chile, including any interest, penalties or additions with respect thereto.

         Section 3.09 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder or the Company.

         Section 3.10 Financial Statements of the Company. The Company and the Stockholder previously have delivered to Buyer a true and complete copy of the audited balance sheet of the Company as of December 31,1995 and December 31, 1996, and the audited statements of income, and changes in financial position for the twelve month periods ended on such dates and the unaudited balance sheet at June 30, 1997 and the unaudited statements of income and cash flows for the six month periods ended June 30, 1997 (all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "Company Financial Statements"). The Company Financial Statements are in accordance with the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the dates indicated, and the results of operations and cash flows of the Company for the periods indicated are in each case in conformity with Chilean generally accepted accounting principles, and include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations.

         Section 3.11 Commitments. Except for the material contracts, agreements, commitments and other arrangements, whether oral or written, to which the Company is a party (the "Contracts") set forth in Schedule 3.11, as of the Closing Date, the Company has not entered into, nor is the capital stock, the assets or the business of the Company bound by, whether or not in writing, any

                           (i)      partnership or joint venture agreement;

                           (ii)     deed of trust or other security agreement,
except in the ordinary course of business

                           (iii)    guaranty or suretyship, indemnification or
contribution agreement or performance bond;

                           (iv)     employment, consulting or compensation
agreement or arrangement, including the election or retention in office of any director or officer;

                           (v)      labor or collective bargaining agreement;

                           (vi)     debt instrument, loan agreement or other
obligation relating to indebtedness for borrowed money or money lent or to be lent to another, except in the ordinary course of business;

                           (vii)    deed or other document evidencing an
interest in or contract to purchase or sell real property;

                           (viii)   agreement with dealers or sales or
commission agents, investment bankers, financial advisors, business brokers, public relations or advertising agencies, accountants or attorneys, except with respect to confidentiality agreements;

                           (ix)     lease of real or personal property, whether
as lessor, lessee, sublessor or sublessee, except in the ordinary course of business;

                           (x)      agreement between the Company and any
Affiliate;

                           (xi)     agreement relating to any material matter or
transaction in which an interest is held by a person or entity that is an affiliate of the Company;

                           (xii)    any agreement for the acquisition of
services, supplies, equipment or other personal property and involving more than US$50,000 in the aggregate, except in the ordinary course of business;

                           (xiii)   powers of attorney;

                           (xiv)    contracts containing noncompetition
covenants;

                           (xv)     any other contract or arrangement that
involves either an unperformed commitment in excess of $50,000 or that terminates more than thirty (30) days after the date hereof, except in the ordinary course of business;

                           (xvi)    agreement relating to any material matter or
transaction in which an interest is held by any person or entity affiliated with the Company, its subsidiaries or other related parties;

                           (xvii)   agreement providing for the purchase from a
supplier of all or substantially all of the requirements of the Company of a particular product where such product accounts for more than 10% of the Company's gross inventory; or

                           (xviii)  any other agreement or commitment not made
in the ordinary course of business that is material to the business or financial condition of the Company.

True, correct and complete copies of the written Contracts, and true, correct and complete written descriptions of the oral Contracts, have heretofore been delivered or made available to the Buyer. There are no existing material defaults, material events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company, and no material penalties have been incurred nor are amendments pending, with respect to the Contracts. The Contracts are in full force and effect and are valid and enforceable obligations of the Company, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The Company has not received notice of any material default with respect to any Contracts. For the purposes of this
Section 3.11(a), the term "material" shall mean a condition the existence or breach of which could result in damage or loss to the Company valued in excess of $50,000 individually or $150,000 in the aggregate.

                  (b) Except as contemplated hereby, the Company has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract. The Company currently does not contemplate, or has reason to believe any person or entity currently contemplates, any amendment or change to any Contract. None of the customers, joint venture partners or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

         Section 3.12 Insurance. The Company has previously delivered or made available to the Buyer all insurance policies of the Company. All of such policies are valid and enforceable against the Company, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

         Section 3.13 Compliance with Laws. The Company has all material franchises, Permits, licenses and other rights and privileges necessary to permit them to own their respective properties and to conduct their respective businesses as presently conducted. The business and operations of the

Company have been and are being conducted in accordance in all material respects with all applicable laws, rules and regulations, and neither the Company n is in violation of any judgment, law or regulation except where any such violation would not have a material adverse effect on the Company's 's results of operations, business, assets or financial condition.

         Section 3.14 Banks. Schedule 3.14, to be delivered prior to or at Closing, sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault,
(iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.14, no such proxies, powers of attorney or other like instruments are irrevocable.

         Section 3.15 Disclosure; Due Diligence. This Agreement and the Exhibits and Schedules hereto, when taken as a whole with other documents and certificates furnished by the Company and the Stockholder to the Buyer or its counsel, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein not misleading.

         Section 3.16 Ownership Interests of Interested Persons. Except as set forth in Schedule 3.16 hereof, no director or executive officer of the Company or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any principal customer or material supplier which has a business relationship with the Company or any organization that has a material contract or arrangement with the Company. Any such transactions as set forth in Schedule
3.16 were arm's length transactions.

         Section 3.17 Investments in Competitors. Except as set forth in
Schedule 3.17 hereof, no director or executive officer of the Company owns directly or indirectly any material interests or has any investment equal to 5% or more of the outstanding voting securities in any corporation, business or other person that is a direct competitor of the Company.

         Section 3.18 Certain Payments. To the Knowledge of the Stockholder, neither the Company, nor any director, officer or employee of the Company, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b), any material contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         Section 3.19 Other Transactions. Neither the Company n has entered into any agreements or arrangements and there are no pending offers or discussions concerning or providing for the merger or consolidation of the Company or all or any substantial portion of its assets, the sale by the Company or any material stockholder of the Company of any securities of the Company or any similar transaction affecting the Company or its securityholders.

         Section 3.20 Protest. To the best of Stockholder's Knowledge, as of the date hereof, there are no protested documents or titles of any kind with respect to the Company which remain unpaid and there are no public records which reflect any filings with the Chilean Commercial Information Bulletin with respect to the Company which remains unpaid.

         Section 3.21 Labor. The Company is in full compliance with all Social Security and other Chilean statutory labor obligations, including, without limitation, employment, pension or employment benefit programs, whether public or private, and that no payments due thereunder are overdue as of the date hereof. To the extent required by Chilean law, all obligations related to severance, bonus and other similar employment benefits have been accrued and recorded in the Company's June 30, 1997 financial statements.


                                   ARTICLE IV

                     FURTHER REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER

         The Stockholder further represents and warrants to the Buyer as follows:

         Section 4.01 Title to the Shares. On or before November 30, 1997 the Stockholder shall own beneficially and of record, free and clear of any lien, option or other encumbrance, or shall own of record and have full power and authority to convey free and clear of any liens or other encumbrances 99.9% of the shares of Company Common Stock, and, upon delivery of and payment for such shares as herein provided, the Stockholder will convey to the Buyer good and valid title thereto, free and clear of any lien or other encumbrance, such shares constituting 99.9% of the issued and outstanding shares of Company Common Stock.

         Section 4.02 Authority to Execute and Perform Agreement. The Stockholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and is a valid and binding obligation of each of Streeter and the Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person; or (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to the Stockholder or to the shares of Company Common Stock, held by the Stockholder, or any instrument, contract or other agreement to which the Stockholder is a party or by or to which the Stockholder is or the shares of Company Common Stock, held by such Stockholder is bound or subject.

         Section 4.03 No Stockholder Defaults or Consents. The execution and delivery of this Agreement and the Ancillary Documents by the Stockholder and the performance by the Stockholder who is a party hereto or thereto of its obligations hereunder or thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Stockholder is a party, or by which the Stockholder or any properties or assets of the Stockholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of the Stockholder. Any and all consents required to be obtained the Stockholder as set forth in
Schedule 4.03 including, without limitation, the consents of any Government Authority with respect to the transfer of a controlling interest in the Company, shall be obtained and copies thereof delivered to the Buyer upon execution of this Agreement.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Subject to non-material deviations from the statements contained herein and to the information set forth in that attached Schedule to this Article V, the Buyer, represents and warrants to the Stockholder that:

         Section 5.01 Organization, Standing and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on the Buyer.

         Section 5.02 Authority; Noncontravention. The Buyer has the requisite corporate power and authority to enter into this Agreement, each of the other Ancillary Documents to be executed and delivered by the Buyer, and all other agreements and instruments contemplated hereby and thereby and to consummate the transactions and perform the obligations contemplated hereby and thereby to be consummated by it. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the other Ancillary Documents to be entered into by the Buyer at or prior to the Closing will be, when executed and delivered by the Buyer (and assuming this Agreement and such other Ancillary Documents to be entered into by the Stockholder constitute legal, valid and binding obligations of the Stockholder) valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, except that enforceability of this Agreement and the other Ancillary Documents may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement and each of the other Ancillary Documents to be executed and be delivered does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and each of the other Ancillary Documents to be delivered by the Buyer will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (i) the Articles of Incorporation or By laws of the Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Buyer or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Buyer or its properties or assets, other than, in the case of clause (ii) and clause
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Buyer, (y) impair in any material respect the ability of the Buyer to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement to be consummated by it. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of the Buyer of this Agreement and each of the other Ancillary Documents to be executed and delivered by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby to be consummated by it, except for
(i) those required by federal and state securities laws, (ii) those required by NASDAQ (iii) those required by any applicable state takeover laws and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Buyer or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

         Section 5.03 Brokers. Except for Patricio Silva Echenique, no other broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.


                                   ARTICLE VI

                          OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         Section 6.01 Buyer's Access to Information and Assets. The Company shall permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives, at Buyer's own expense, to have access to the books, records, employees, counsel, accountants, and other representatives of the Company at all times reasonably requested by the Buyer for the purpose of conducting an investigation of each of the Company's financial condition, corporate status, operations, business and Properties. The Company shall make available to the Buyer for examination and reproduction, at Buyer's own expense, all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Stockholder, or the Company, including, without limitation, all files, records, data and information relating to the Company's assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow the Buyer, at Buyer's own expense, access to, and the right to inspect, the Company's assets, except to the extent that such assets are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Company Assets to allow the Buyer access to, and the right to inspect, such assets.

         Section 6.02 Company's Conduct of Business and Operations. The Company shall keep the Buyer advised as to all material operations and proposed material operations relating to the Company, or the Company Assets. The Company shall (a) conduct its respective business in the ordinary course, (b) use its reasonable efforts to keep available to the Company, the services of present employees, (c) maintain and operate Company Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on
Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.07) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company shall use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         Section 6.03 General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of the Buyer, the Company will not:

                           (i) (x) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in view of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                           (iii) amend its Certificates of Incorporation or By-laws;

                           (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company, except purchases of assets in the ordinary course of business consistent with past practice;

                           (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business consistent with past practice, or
         (ii) pursuant to any Contract;

                           (vi) (y) incur any indebtedness for borrowed money, except for that certain indebtedness of the Company to the Stockholder in the amount of $250,000, or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing, and also except for borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person;

                           (vii)    make or agree to make any new capital

         expenditure or expenditures which, in the aggregate, are in excess of $100,000 (other than those required pursuant to currently outstanding Contracts or in the ordinary course of business consistent with past practice);

                           (viii) make any material tax election or settle or compromise any material tax liability;

                           (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in the accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

                           (x) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Contract;

                           (xi) except in the ordinary course of business consistent with past practice, enter into any contracts, agreements, arrangements or understandings relating to the rental, distribution, sale or marketing by third parties of the Company's rental equipment, inventory or other products;

                           (xii) except as required to comply with applicable law (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                           (xiii) make any change in any method of accounting or accounting practice or policy other than those required by Chilean generally accepted accounting principles; or

                           (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

         Section 6.04 Notice Regarding Changes. The Stockholder shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Stockholder inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Stockholder in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         Section 6.05 Preferential Purchase Rights. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Stockholder shall on or before November 30, 1997, obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form and substance reasonably satisfactory to and approved by the Buyer.

         Section 6.06 Consents and Best Efforts. Each of the parties hereto shall use all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party and their respective representatives in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable hereafter, including without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, governmental entities or other persons or entities as are necessary for the consummation of the transactions contemplated by this Agreement, and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated hereby as specified in Article VII of this Agreement to be fully satisfied.

         Section 6.07 Maintenance of Insurance Policies. The Stockholder shall take (or cause the Company to take) all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect.

         Section 6.08 Casualty Loss. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Stockholder shall, at the Buyer's election, (i) cause the Company to cause such Properties to be repaired or replaced prior to the Closing with Property of substantially the same condition and function, (ii) cause the Company to deposit in a separate account an amount sufficient to cause such Property to be so repaired or replaced, or (iii) enter into contractual arrangements with the Company satisfactory to the Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

         Section 6.09 No Solicitation. The Stockholder and the Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Third Party Acquisition Proposal (as defined below). Neither the Company nor the Stockholder shall, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, attorney or other advisor or representatives retained by them or any of their Affiliates to, (i) solicit, initiate or knowingly encourage the submission of, any Third Party Acquisition Proposal, or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition Proposal. For purposes of this Agreement, "Third Party Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a portion or more of the consolidated assets of the Company or all or a portion any class of equity securities of the Company or any offer to acquire or purchase that if consummated would result in any person beneficially owning all or a portion of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to the Buyer of the transactions contemplated hereby. The Stockholder shall be released from this obligation upon the termination of this Agreement pursuant to Section 2.05 or as a result of a material breach of this Agreement by the Buyer.

         Section 6.10 Employment Agreements. Mr. Hernan Streeter Rios ("Streeter") shall remain as General manager of the Company until December 31, 1997, provided however, that, on or before Closing, Mr. Streeter shall have executed, and delivered to the Escrow Agent, a letter of resignation of his employment with the Company in form and substance as attached hereto as Exhibit B waiving any claim to any payment under any employment and severance agreement or agreements between the Company and Streeter, in accordance with applicable Chilean law, such resignation to become effective as of December 31, 1997. During such four month period, Streeter shall be allowed to maintain the Company's key personnel. Notwithstanding the above, Buyer shall have the right to appoint consultants at Buyer's expense during the four month period ending December 31, 1997.

         Section 6.11 Agreement between Stockholder and Grupo Iusacell S.A. de C.V. On the Closing Date, the Stockholder shall have entered into a valid and binding agreement, under applicable law, with Grupo Iusacell S.A. de C.V. ("Iusacell") (the "Iusacell Agreement") which provides for the transfer and assignment to the Stockholder of: (i) all shares of Company Common Stock owned or held by Iusacell or its affiliates; (ii) all preferential rights to subscribe for Company Common Stock held by Iusacell; and (iii) all preferential rights to subscribe for Company Common Stock held by Sergio Munoz and Inversiones Santa Teresa, Ltda., and shall have delivered a copy of the Iusacell Agreement to the Escrow Agent.

         Section 6.12 Agreement not to Issue Additional Shares. The Stockholder agrees that the 551,482,064 shares of Common Stock of the Company which are authorized, but have not been issued by the Company, shall not be issued by the Company, except as required under Chilean law, provided, however, that in the event such shares are issued, the Buyer shall have the right to terminate this Agreement.

         Section 6.13 No Solicitation by Buyer. The Buyer, its officers, directors, employees, and/or any person acting at the direction of the Buyer shall not engage in discussions or negotiations with Iusacell or Bell Atlantic with respect to the transactions contemplated hereby. The Buyer, its officers, directors, employees, and/or any person acting at the direction of the Buyer shall be released from their obligations under this Section 6.13 upon the termination of this Agreement pursuant to Section 2.05 or as a result of a material breach of this Agreement by Stockholder.


                                   ARTICLE VII

              CONDITIONS TO STOCKHOLDER'S, AND BUYER'S OBLIGATIONS

         Section 7.01 Conditions to Obligations of All Parties. The respective obligations of each party to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date, or on such other date as provided herein, of the following conditions:

                  (a) All filings with all Governmental Authorities required to be made in connection with the transactions contemplated hereby shall have been made, except that such filing shall be made and all orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the transactions contemplated hereby including, without limitation, approvals by the Chilean Ministry of Communications and the Foreign Investment Committee shall have been issued, all such orders, permits, waivers, authorizations. exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any other requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would materially change or restrict the manner in which the Company or the Buyer conducts or proposes to conduct its business. Notwithstanding the above, it is understood that the Stockholder shall obtain the registration of 99.9% of the Company Common Stock with the Superintendencia de Valores y Seguros by November 30, 1997.

                  (b) None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Entity of competent jurisdiction (collectively, an "Injunction") which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.

                  (c) The Buyer, the Escrow Agent and the Stockholder shall have executed and delivered the Escrow Agreement as set forth in Exhibit A.

         Section 7.02 Conditions to Obligations of the Stockholder. The obligations of the Stockholder to carry out the transactions contemplated by this Agreement are subject, at the option of Stockholder, to the satisfaction, or waiver by Stockholder, of the following conditions:

                  (a) The Buyer shall have furnished Stockholder with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

                  (b) All representations and warranties of the Buyer contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Buyer at or prior to the Closing.

                  (c) As of the Closing Date, and on or before November 30, 1997, as the case may be, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the

Stockholder or the Company) shall be pending or threatened before any Governmental Authority seeking to restrain Stockholder or prohibit the Closing or seeking Damages against the Stockholder or the Company as a result of the consummation of this Agreement.

                  (d) As of the Closing Date, the Iusacell Agreement shall have been executed by the Stockholder and Iusacell and shall have been delivered to the Escrow Agent.

                  (e) The Escrow Agent shall have received the payment described in Section 1.02 as of the Closing Date.

                  (f) The Escrow Agent shall have received the Mutual Release executed by all parties thereto by November 30, 1997.

                  (g) Waiver from Sergio Munoz, Inversiones Santa Teresa, Ltda., Iusacell and any other current Stockholder of the Company, of preferential rights to subscribe for additional shares of Company Common Stock on or before November 30, 1997.

         Section 7.03 Conditions to Obligations of the Buyer. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction, or waiver by the Buyer, of the following conditions:

                  (a) 99.9% of the Company Common Stock shall have been tendered to Buyer on or before November 30, 1997.

                  (b) All representations and warranties of the Stockholder contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Stockholder and the Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by the Stockholder and the Company at or prior to the Closing.

                  (c) As of the Closing Date and on or before November 30, 1997, as the case may be, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer, the Company or their respective Properties as a result of the consummation of this Agreement.

                  (d) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any preferential purchase rights or consent requirements of Stockholder, if any, with respect to the transactions contemplated by this Agreement that have not expired or been waived.

                  (e) Since the date of the June 1997 Balance Sheet and up to and including the Closing there shall not have been:

                           (i)      any change in the business, operations,
prospects or financial condition of the Company that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company ; and

                           (ii)     any damage, destruction or loss to the
Company (whether or not covered by insurance) that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company .

                  (f) The Escrow Agent shall have received the opinion of counsel to the Company and the Stockholder addressed to the Buyer, dated on or before November 30, 1997, in form and substance reasonably satisfactory to the Buyer and Stockholder.

                  (g) The Escrow Agent shall have received the resignation of Hernan Streeter Rios as General Manager of the Company effective as of December 31, 1997 in form and substance as contained in Exhibit B.

                  (h) The Escrow Agent shall have received the resignation of all of the members of the board of directors of the Company effective as of the Closing Date, except for that of Juan Jose Illanes Yanquez who shall remain on the Board of Directors of the Company until December 31, 1997.

                  (i) All proceedings to be taken by Stockholder and the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (j) The Buyer shall have received written evidence, in form and substance satisfactory to the Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company), except where the failure to have obtained any such consent would not have an adverse effect on the Company following the Closing.

                  (k) In the course of the Buyer's due diligence investigation of the Company, which due diligence investigation period shall terminate on November 30, 1997 the Buyer shall not have uncovered any information which would cause the Stockholder's or the Company's representations and warranties contained herein to be untrue or misleading in any material respect and that would have a material adverse effect on the Company.

                  (l) The Escrow Agent shall have received, on or before November 30, 1997, from the Stockholder and the Buyer and Hernan Streeter Rios a mutual release (the "Mutual Release"), in form and substance as attached hereto as Exhibit C.

                  (m) As of the Closing Date, the Escrow Agent shall have received the Iusacell Agreement executed by the Stockholder and Iusacell.

                  (n) The Buyer shall have consummated a private placement through PaineWebber Incorporated of Units consisting of Notes and Warrants resulting in gross proceeds to the Buyer of at least $50,000,000.

                  (o) On or before November 30, 1997 the Escrow Agent shall have received from the Stockholder waiver from Sergio Munoz, Inversiones Santa Teresa Ltda., Grupo Iusacell, and any other current stockholder of the Company, of preferential rights to subscribe for additional shares of Company Common Stock.

                  (p) As of the Closing Date, the Escrow Agent shall have received the Guaranty, Indemnification and Assumption of Obligation in form and substance as attached hereto as Exhibit D.

                                  ARTICLE VIII

                                    SURVIVAL

         Section 8.01 Survival of Representations and Warranties of the Stockholder. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company, and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Stockholder contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder, and, except as otherwise specifically provided in this Agreement and, except for all representations and warranties of the Stockholder contained in Article IV, shall thereafter terminate and expire (i) on June 30, 1998, with respect to any General Claim (as herein defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall not have given notice on or prior to June 30, 1998 to the party against which such General Claim is asserted, at which time an amount equal to $200,000 less the amount of any Losses and (ii) on June 30, 1998, with respect to any Tax Claim (as herein defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall not have given notice on or prior to June 30, 1998 to the Stockholder. As used in this Agreement, the following terms have the following meanings:

                           (i)      "General Claim" means any claim (other than
a Tax Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of each of the Stockholder and Streeter contained in this Agreement.

                           (ii)     "Tax Claim" means any claim based upon,
arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of each of the Stockholder or Streeter contained in
Section 3.08 of this Agreement related to Taxes.


                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.01 Obligation of the Stockholder to Indemnify.

                           (i)      Subject to the limitations contained in
Article VIII and Article IX hereof, the Stockholder agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements, but offset by any proceeds from insurance and taking into account any tax savings to the Buyer or the Company resulting from such losses, liabilities, damages, deficiencies, costs or expenses) ("Losses") based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement of each of the Stockholder.

                           (ii)     The Stockholder agrees to indemnify, defend
and hold harmless the Buyer (and its directors, officers, affiliates, successors and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any breach of any representation or warranty of each of the Stockholder contained in Article IV or in any document or other papers delivered pursuant to Article IV.

         Section 9.02 Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Company and the Stockholder from and against any Losses based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

         Section 9.03 Notice and Opportunity to Defend.

                  (a) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 9.01 or
9.02 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         Section 9.04 Limitations on Indemnification. The indemnification provided for in Section 9.01 shall be subject to the following limitations:

                           (i)      The Stockholder shall not be obligated to
pay any amounts for indemnification under this Article IX arising out of any Losses based upon, arising out of or otherwise in respect of any breach disclosed in writing to the Buyer and specifically waived in writing by the Buyer prior to the Closing; and

                           (ii)     The Buyer shall not be obligated to pay any
amounts for indemnification under this Article IX arising out of any losses based upon, arising out of or otherwise in respect of any breach disclosed in writing to the Stockholder's Representative and specifically waived in writing by the Stockholder prior to the Closing.


                                    ARTICLE X

                            POST-CLOSING OBLIGATIONS

         Section 10.01 Further Assurances. Following the Closing, in addition to the actions contemplated by Article II hereof, the Stockholder, and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement including, without limitation, obtaining the registration of 99.9% the Company Common Stock with the Superintendencia de Valores y Seguros as of November 30, 1997.

         Section 10.02 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         Section 10.03 Access to Records. From and after the Closing, (i) each of the Stockholder shall (A) permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Stockholder or their respective Affiliates, and (B) use his best efforts to permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Stockholder and their respective Affiliates, in each case, to the extent and at all times reasonably requested by the Buyer for the purpose of investigating or defending any claim made against the Stockholder, the Company in connection with periods ending on or before the Closing Date and (ii) the Buyer shall use its best efforts to permit the Stockholder and their respective authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Buyer, the Company and their Affiliates, in each case, to the extent and at all time reasonably requested by the Stockholder, or any of them, for the purpose of investigating or defending any claim made against the Stockholder in connection with Article IX.


                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.01 Costs and Expenses. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         Section 11.02 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

         BUYER:                     InterAmericas Communications Corporation
                                    1221 Brickell Avenue
                                    Suite 90
                                    Miami, Florida 33131
                                    Attention: Mr. Patricio E. Northland
                                    Telecopy No.: (305) 377-6793

         With a copy to:

                                    Baker & McKenzie
                                    701 Brickell Avenue, Suite 1600
                                    Miami, Florida 33131
                                    Attention: Andrew Hulsh, Esq.
                                    Telecopy No.: (305) 789-8953

         THE COMPANY
         OR THE STOCKHOLDER:        Iusatel Chile, S.A..
                                    Santa Rosa, 76
                                    Piso 11
                                    Santiago, Chile
                                    Attention: Hernan Streeter Rios
                                    Telecopy No.: (011-562) 635-1255

         With a copy to:

                                    Alfonso Silva, Esq.
                                    Carey & Cia. Ltda.
                                    Miraflores / 24th Floor
                                    Santiago, Chile
                                    Telecopy No.: (011-562) 638-4985

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         Section 11.03 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the Republic of Chile.

         Section 11.04 Resolution of Disputes. The parties irrevocably submit to the exclusive jurisdiction of Chile and any dispute in connection with this Agreement, or any matter originating therefrom, including the interpretation and validity of this dispute resolution clause, shall be finally settled by arbitration (arbitraje mixto) in accordance with the Arbitration Rules of the Santiago de Chile Chamber of Commerce. The proceedings shall be held in Spanish language in Santiago, Chile, where the award shall be given.

         Section 11.05 Representations and Warranties. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made at the date hereof and at and as of the Closing Date.

         Section 11.06 Entire Agreement, Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 11.07 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         Section 11.08 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         Section 11.09 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where there is an explicit cross-reference to another Schedule.

         Section 11.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.11 References. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.

         Section 11.12 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement and under applicable law.


                                   ARTICLE XII

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Article XII, unless otherwise defined in this Agreement.

         Section 12.01 Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         Section 12.02 Ancillary Documents. The term "Ancillary Documents" shall mean any or all of the following agreements, the forms of which are attached hereto as exhibits to this Agreement as indicated in parentheses:

                  (a) the Escrow Agreement;

                  (b) The Mutual Release;

                  (c) Guaranty, Indemnification and Assumption of Obligations of Hernan Streeter Rios; and

                  (d) Letter of Resignation of Hernan Streeter Rios.

         Section 12.03 Damages. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, Judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         Section 12.04 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States and Chile) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         Section 12.05 Knowledge. The term "Knowledge" shall mean the actual knowledge of a party or, in the case of the Company or the Buyer, any of their respective directors or executive officers (and, in the case of the Company, the directors and executive officers of the Subsidiary) with respect to the representation being made, and such knowledge of any such persons as reasonably should have obtained upon due investigation and inquiry into the representation being made.

         Section 12.06 Legal Requirements. The term "Legal Requirements", when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or Properties.

         Section 12.07 Permits. The term "Permits" shall mean any and all permits, concessions, authorizations or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

         Section 12.08 Used. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's 's business and operations, whether or not reflected on the Company's books of account.

         EXECUTED as of the date first written above.

                                    BUYER:
                                    ------

                                    INTERAMERICAS COMMUNICATIONS CORPORATION


                                    By: /s/ Patricio E. Northland
                                       -----------------------------------------
                                       Patricio E. Northland, President



                                    STOCKHOLDER'S REPRESENTATIVE:
                                    -----------------------------



                                    By: /s/ Hernan Streeter Rios
                                       -----------------------------------------
                                    Name: Hernan Streeter Rios
                                         ---------------------------------------
                                    Title: Stockholder's Representative
                                          --------------------------------------


                                    STOCKHOLDER:
                                    ------------


                                    INVERSIONES DRUMA, S.A.


                                    By: /s/ Hernan Streeter Rios
                                       -----------------------------------------
                                    Name: Hernan Streeter Rios
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------

                                                                       EXHIBIT A

                                ESCROW AGREEMENT


         This Escrow Agreement is made and entered into this ____ day of ____________, 1997, by and among INTERAMERICAS COMMUNICATIONS CORPORATION, a Texas corporation ("Buyer"), INVERSIONES DRUMA, S.A., a Chilean corporation ("Stockholder") and CITIBANK, N.A., Santiago, Chile branch (the "Escrow Agent").

                                    RECITALS

         A. On September 9, 1997, the Buyer and Stockholder executed that certain Stock Purchase Agreement (the "Stock Purchase Agreement") relating to the purchase and sale of 99.9% of the issued and outstanding shares of common stock (the "Company Common Stock") of IUSATEL Chile, S.A., a corporation organized and existing under the laws of the Republic of Chile (the "Company").

         B. The Buyer and Stockholder desire to close the transactions contemplated by the Stock Purchase Agreement in escrow as herein provided.

         C. All capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

                                     TERMS:

         1. Recitals. The foregoing Recitals are true and correct and are hereby incorporated herein by reference.

         2. Appointment. Stockholder and Buyer hereby appoint and designate Escrow Agent as the Escrow Agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment. Escrow Agent acknowledges having received
(i) the originals of the following documents (collectively, the "Buyer's Closing Documents"):

         (a) an executed counterpart of the Stock Purchase Agreement;

         (b) a certified copy of all necessary corporate action on the Buyer's behalf approving its execution, delivery and performance of the Stock Purchase Agreement pursuant to Section 7.02(a) of the Stock Purchase Agreement;

         (c) a certificate executed by an authorized officer of the buyer on behalf of the Buyer to the effect that the conditions set forth in Sections 7.03(b) and 7.03(c) of the Stock Purchase Agreement have been satisfied;

         (d) the executed Escrow Agreement; and

         (e) the Mutual Release referred to in Section 7.03(l)

and (ii) the sum of $7,250,000 (the "Escrow Funds") representing (a) the Interim Purchase Price plus (b) an aggregate amount of $2,000,000 representing Additional Payment which may be made pursuant to Section 1.03(b) of the Stock Purchase Agreement. Escrow Agent agrees to hold the Escrow Documents

(which term shall include the Buyer's Closing Documents, the Stockholder's Closing Documents and Stockholder's Post-Closing Documents as defined below) and the Escrow Funds in escrow, pursuant to the terms hereof. Buyer and Stockholder agree that the Escrow Documents shall not be deemed effective until the Escrow Agent shall have delivered the Escrow Documents to the parties, as provided herein.

         3. Deliveries.

                  a. Closing Deliveries. Upon receipt by Escrow Agent of the following original documents on or before October 15, 1997 (collectively, the "Stockholder's Closing Documents"):

                           (i) executed counterpart of the Stock Purchase Agreement;

                           (ii) the resignation of Hernan Streeter Rios, effective December 31, 1997, as set forth in
                                    Section 6.10 of the Stock Purchase
                                    Agreement;

                           (iii) the resignations of all members of the board directors of the Company as set forth in
                                    Section 7.03(h) of the Stock Purchase
                                    Agreement;

                           (iv) certified copies of the stock books, stock ledgers and minute books of the Company;

                           (v) a certificate executed by the Company to the effect that the conditions set forth in Sections 7.03(b), (d), (e) and (g) of the Stock Purchase Agreement, have been satisfied as of the Closing Date;

                           (vi) evidence of the consents required of Stockholder, if any, pursuant to Section 7.03(d) of the Stock Purchase Agreement;

                           (vii) wire transfer instructions for the payment of the Interim Purchase Price to the Stockholder;

                           (viii) delivery of the audited August 1997 Balance Sheet;

                           (ix) assignment and transfer documents (Traspaso de Acciones) transferring all of Stockholder's rights in the 99.9% of the issued and outstanding shares of the Company Common Stock;

                           (x) a written agreement between the Stockholder and Grupo Iusacell S.A. de C.V. pursuant to
                                    Section 6.11 of the Stock Purchase
                                    Agreement;

                           (xi) executed counterpart of the Escrow Agreement as set forth in Section 7.01(c); and

                           (xii) Guaranty, Indemnification and Assumption of Obligations of Hernan Streeter Rios.

The Escrow Agent shall (a) deliver one original counterpart of the Stock Purchase Agreement (with schedules and exhibits, if any) to each of Streeter, Stockholder and Buyer, and (b) deliver the Buyer's Closing Documents to the Stockholder; and (c) deliver the Stockholder's Closing Documents to the Buyer.

                  If the Escrow Agent shall not have received all of the Stockholder's Closing Documents, the Buyer's Closing Documents or the Escrow Funds on or before October 15, 1997, the Escrow Agent shall return (i) the Buyer's Closing Documents to the Buyer, (ii) the Stockholder's Closing Documents delivered to it, if any, to the Stockholder, and (iii) the Escrow Funds to the Buyer.

                  b. Post-Closing Deliveries.

                  (i) On or before November 30, 1997, and upon receipt by the Escrow Agent from the Stockholder of (a certificates representing 99.9% of the issued and outstanding shares of the Company Common Stock, together with the transfer and assignment documents (Traspaso de Acciones), duly registered with the Superintendencia de Valores y Seguros of the Republic of Chile; (b) evidence of waiver of preferential rights to subscribe for shares of Company Common Stock from each of Sergio Munoz, Inversiones Santa Teresa Ltda, Grupo Iusacell S.A. de C.V. and any other current stockholder of the Company; (c) certificates executed by the Company to the effect that the conditions set forth in Sections 7.03(a) through 7.03(g) have been satisfied as of on or before November 30, 1997; (d) opinion of counsel reasonable satisfactory to Buyer and Stockholder as set forth in Section 7.03(f); and (e) the Mutual Release between the Stockholder, Hernan Streeter and Buyer pursuant to Section 7.03(f) (the "Stockholder's Post-Closing Document"), the Escrow Agent shall release the Interim Purchase Price portion of the Escrow Funds to the Stockholder.

         If the Escrow Agent shall not have received the Stockholder's Post-Closing Documents on or before November 30, 1997, the Escrow Agent shall return (i) the Escrow Funds to the Buyer and (ii) the Post-Closing Documents to Stockholder.

                  (ii) Upon receipt by the Escrow Agent of the Additional Payment Notice from the Buyer or the written determination by the Settlement Accountants of the Additional Payment, and if any such Additional Payment is due thereunder, as the case may be, and subject to the delivery of Stockholder's Post-Closing Documents pursuant to 3(b)(i) above, the Escrow Agent shall deliver to the Stockholder the Additional Payment, if any, pursuant to Section 1.03(c) of the Stock Purchase Agreement and return the difference between the Additional Payment, if any, and the $2,000,000 portion of the Escrow Funds to Buyer.

         4. Investment; No Duties. Pending receipt of the documents described in
Section 3 above, Escrow Agent shall deposit the Escrow Funds in an interest bearing account at CITIBANK N.A., Santiago, Chile branch. All interest accrued on the Escrow Funds shall become part of the Escrow Funds for all purposes hereunder. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         5. The Escrow Agent may act in reliance upon any writing or instrument or signature which it believes to be genuine, may assume the validity and accuracy of any statements or assertions contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution or validity of any written instructions delivered to it, nor as to the identity, authority or rights of any person executing the same. The duties of the Escrow Agent hereunder shall be limited to the safekeeping of the Escrow Documents and the Escrow Funds and the delivery or the disbursements of the same in compliance with the provisions of Section 3 above. Upon the Escrow Agent delivering and releasing the Escrow Documents and Escrow Funds in accordance with the provisions hereof, the Escrow Agreement shall terminate, and Escrow Agent shall thereafter be released and relieved of all responsibility hereunder in connection therewith.

         6. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authority and protection for any action taken or suffered by it hereunder in accordance with the advice of such counsel. The Escrow Agent shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, of for any mistakes of fact or law, unless caused by its gross negligence or willful misconduct.

         7. The Buyer and the Stockholder hereby agree, jointly and severally, to indemnify and hold the Escrow Agent harmless from any and all claims, demands, causes of action, liabilities, damages and judgments, including the cost of defending any action against it, together with any reasonable attorneys' fees incurred therewith, or any other expenses, fees, or charges of any kind or nature, in connection with Escrow Agent's undertaking pursuant to the terms and conditions of this Escrow Agreement, unless resulting from the negligence or willful misconduct of the Escrow Agent. The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification, for attorneys' fees, court costs, in connection with any suit, interpleader or otherwise, or any other expenses, fees or charges of any character or nature, which may be incurred by the Escrow Agent until and unless such expenses, fees and charges shall be fully paid.

         8. In the event of any disagreement regarding the interpretation of this Agreement, or the rights and obligations of the Buyer or the Stockholder, or the propriety of any action contemplated to be taken by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, continue to hold the Escrow Documents and Escrow Funds until such time as the Stockholder and the Buyer mutually agree upon the delivery or other disposition thereof or file an action in interpleader to resolve such disagreement. The Escrow Agent shall be indemnified by Buyer and Stockholder for all costs in equal proportion in connection with the aforementioned interpleader action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action is received.

         9. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         10. This Agreement may be modified only by a written amendment signed by all parties hereto.

         11. This Agreement shall be construed and enforced according to the laws of the Republic of Chile.

         12. Resolution of Disputes. The parties irrevocably submit to the exclusive jurisdiction of Chile and any dispute in connection with this Escrow Agreement, or any matter originating therefrom, including the interpretation and validity of this dispute resolution clause, shall be finally settled by arbitration (arbitraje mixto) in accordance with the Arbitration Rules of the Santiago de Chile Chamber of Commerce. The proceedings shall be held in the Spanish language in Santiago, Chile, where the award shall be given.

         13. Notices. Any notice required to be sent hereunder by any of the parties hereto shall in every case mean written notice, which shall be delivered
(a) in person by courier, (b) by mailing such notice by registered or certified, first class mail, return receipt requested, or (c) by telecopier or similar method of electronic telecommunication, in each case addressed to the addresses of the parties set forth below, and the same shall be effective as of the date which such notice is received by the party to whom such notice is sent:

         If to Buyer:               InterAmericas Communications Corporation
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Attn: Mr. Patricio E. Northland
                                    Chairman of the Board, President and
                                    Chief Executive Officer
                                    Fax: (305) 377-6791

         With a Copy to:            Baker & McKenzie
                                    701 Brickell Avenue, Suite 1600
                                    Miami, Florida 33131

                                    Attn: Mr. Andrew Hulsh, Esq.
                                    Fax: (305) 789-8953

         If to Stockholder:         Iusatel Chile, S.A.
                                    Santiago, Chile
                                    Attn: Mr. Hernan Streeter
                                    Fax: (562) 360-2893

         With a Copy to:            Alfonso Silva, Esq.
                                    Carey y Cia. Ltda.
                                    Miraflores/24th Floor
                                    Santiago, Chile
                                    Fax: (011-562) 638-4839

         If to Escrow Agent:        CITIBANK, N.A.
                                    Santiago, Chile
                                    Attn: __________________
                                    Fax: (___) ______________

         IN WITNESS WHEREOF, the parties have executed this Agreement this _____ day of September, 1997.

                                    BUYER:

                                    INTERAMERICAS COMMUNICATIONS CORPORATION, a Texas corporation



                                    By:
                                       -----------------------------------------


                                    STOCKHOLDER:

                                    INVERSIONES DRUMAS, S.A.



                                    By:
                                       -----------------------------------------



                                    --------------------------------------------


                                    ESCROW AGENT:

                                    CITIBANK, N.A., Santiago, Chile Branch



                                    By:
                                       -----------------------------------------

                                                                       EXHIBIT B



                      [LETTERHEAD OF HERNAN STREETER RIOS]






                                December 31, 1997


Board of Directors
Iusatel Chile S.A.
Santiago, Chile

Dear Sirs:

         I hereby tender my resignation as General Manager of Iusatel Chile S.A. (the "Company"). I also hereby waive, to the fullest extent permitted by Chilean law, all my rights to any termination and severance payments due to me under any employment agreement or agreements or any other understandings between the Company and myself.


                                    Sincerely,


                                    Hernan Streeter Rios

                                                                       EXHIBIT C


                                 MUTUAL RELEASE


         THIS MUTUAL RELEASE (the "Agreement") is made and entered into as of this ___ day of _________, 1997, by and between InterAmericas Communications Corporation ("ICCA"), Inversiones Druma S.A. ("Stockholder") and Hernan Streeter Rios ("Streeter").

         A. WHEREAS, Streeter is a beneficial owner of substantially all of the shares of stock of Inversiones Druma S.A. (the "Stockholder").

         B. WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"), ICCA will purchase (the "Stock Purchase") 99.9% of the issued and outstanding shares of Common Stock (the "Company Common Stock") of Iusatel Chile S.A. (the "Company").

         C. WHEREAS, in consideration of the Stock Purchase, ICCA, Stockholder and Streeter desire to release the other from certain claims or obligations they or it now or hereafter may have against the other, upon the terms, and subject to the conditions, hereinafter set forth and ICCA further desires to indemnify Streeter and hold him harmless from any claims of Maroon Bells Capital Partners, Inc., its subsidiaries, or direct or indirect affiliates, officers, directors or employees.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. INCORPORATION OF RECITALS. The recitals contained in Paragraphs A through C are incorporated by reference herein as if at this point set forth in full.

         2. ICCA RELEASE AND INDEMNIFICATION. ICCA and its respective assigns, transferees, directors, officers, employees, servants, successors, agents, attorneys and representatives, and each of them, release and forever discharge the Stockholder, Streeter and their respective assigns, transferees, subsidiaries, directors, officers, employees, servants, successors, agents, attorneys and representatives of and from any and all claims, demands, damages, debts, liabilities, actions, causes of action, suits, contracts, controversies, agreements, accounts, reckonings, obligations and judgments, whether in law or equity, which the parties to this Agreement or any of them now have, own or hold, or at any time previously ever had, owned or held, or could, shall, or may later have, own or hold, whether personal, representatively, derivatively or otherwise, based upon, related to, or by reason of any action, contract (express, implied in fact, implied in law, or otherwise), lien, liability, law, matter, cause, action, lawsuit, fact, thing, act, omission or whatever occurring or existing at any time previously and to and including the date of this Agreement, including without limitation, any claim, obligation or liability for or on account of any and all matters which are or might have been the subject matters which are or might have been referred to, or in any way involved with, Streeter or Stockholder. Notwithstanding the foregoing, the release set forth in this Section 2 shall not apply to any claims now existing or which may hereafter arise (i) under the Stock Purchase Agreement or (ii) under the Guaranty, Indemnification and Assumption of Obligations of even date herewith executed by Hernan Streeter Rios in connection with the Stock Purchase Agreement. Further, ICCA shall indemnify Streeter and Inversiones Druma S.A. and hold them harmless from any claims, demands, damages, debts, liabilities, actions, causes of action, suits, contracts, controversies, agreements, accounts, reckonings, obligations and judgments, whether in law or in equity, asserted against him by Maroon Bells Capital Partners, Inc. its subsidiaries, indirect or direct affiliates, officers, directors or employees.

         3. STREETER AND STOCKHOLDER RELEASE. The Stockholder and Streeter and their respective assigns, transferees, directors, officers, employees, servants, successors, agents, attorneys and representatives, and each of them, release and forever discharge ICCA and its respective assigns, transferees, subsidiaries, directors, officers, employees, servants, successors, agents, attorneys and representatives of and from any and all claims, demands, damages, debts, liabilities, actions, causes of action, suits, contracts, controversies, agreements, accounts, reckonings, obligations and judgments, whether in law or equity, which the parties to this Agreement or any of them now have, own or hold, or at any time previously ever had, owned or held, or could, shall, or may later have, own or hold, whether personal, representatively, derivatively or otherwise, based upon, related to, or by reason of any action, contract (express, implied in fact, implied in law, or otherwise), lien, liability, law, matter, cause, action, lawsuit, fact, thing, act, omission or whatever occurring or existing at any time previously and to and including the date of this Agreement, including without limitation, any claim, obligation or liability for or on account of any and all matters which are or might have been the subject matters which are or might have been referred to, or in any way involved with, ICCA, and its respective subsidiaries, officers, directors or employees. Notwithstanding the foregoing, the Release set forth in this Section 3 shall not apply to any claims now existing or which may arise under the Stock Purchase Agreement.

         4. INTENTION OF THE PARTIES. It is the intention of the parties in executing this Agreement that it shall be effective as a full and final accord and satisfactory release of each and every matter herein specifically or generally referred to.

         Each of the parties hereto waive and relinquish any rights and benefits which they have or may have under any statute or law which limits the release of unknown claims, to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. Each of the parties hereto acknowledge that they are aware that they may later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but it is their respective intention to fully and finally forever settle and release any and all matters, disputes and differences, known and unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between them, in each case only with respect to the matters set forth in Sections 2 and 3 of this Agreement, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

         5. REPRESENTATIONS BY THE PARTIES. Each of the parties warrants and represents to the others that none of them has assigned or transferred or purported to assign or transfer to any person not a party to this Agreement any matter or any part or portion of any matter covered by this Agreement, and each of them agrees to indemnify and hold harmless the others from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense, lien, action or cause of action (including attorneys' fees and costs paid or incurred) based upon or in connection with or arising out of any such assignment or transfer or purported or claimed assignment of transfer.

         6. NO ADMISSION. The execution of this Agreement effects the settlement of claims which are contested and denied. Nothing contained in this Agreement shall be construed as an admission by any part of any liability of any kind to the other parties. Each party acknowledges that the others expressly deny that any of them is in any way liable or obligated to the others.

         7. ENTIRE AGREEMENT. This Agreement and the Stock Purchase Agreement and the Ancillary Documents (as defined in the Stock Purchase Agreement), (the "Documents") contain the entire understanding of the parties; there are no representations, covenants or undertakings other than those expressly set forth in the Documents. Each party acknowledges that no other party or any agent or attorney of any other party has made any promise, representation or warranty whatsoever, express, implied or statutory, other than those contained in any of the Documents, to induce them to execute this Agreement. The parties acknowledge that they have not executed this Agreement in reliance upon any such promise, representation or warranty not specifically contained in any of the Documents.

         8. BINDING ON SUCCESSORS. This Agreement and the covenants and conditions contained in it shall apply to, be binding upon and inure to the benefit of the respective heirs, administrators, executors, legal representatives, assigns, successors and agents of each of the parties.

         9. SEVERABILITY. The provisions of this Agreement are severable; should any provision for any reason be held to be unenforceable, the remaining provisions shall nonetheless be of full force and effect.

         10. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the Republic of Chile.

         11. ARBITRATION. The parties irrevocably submit to the exclusive jurisdiction of Chile and any dispute in connection with this Agreement, or any matter originating therefrom, including the interpretation and validity of this dispute resolution clause, shall be finally settled by arbitration (arbitraje mixto) in accordance with the Arbitration Rules of the Santiago de Chile Chamber of Commerce. The proceedings shall be held in the Spanish language in Santiago, Chile, where the award shall be given.

         12. JOINT PREPARATION. This Agreement is to be deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity in it shall not be interpreted against any of the parties, but according to the application of the rules of interpretation of contracts.

         13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                    --------------------------------------------
                                    HERNAN STREETER RIOS



                                    INTERAMERICAS COMMUNICATIONS CORPORATION



                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------


                                    INVERSIONES DRUMA S.A.


                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                                                       EXHIBIT D




             GUARANTY, INDEMNIFICATION AND ASSUMPTION OF OBLIGATIONS


         THIS GUARANTY, INDEMNIFICATION AND ASSUMPTION OF OBLIGATIONS is given this ____ day of _____________, 1997 by Hernan Streeter Rios.

         In consideration of, and as an inducement to, the execution of that certain STOCK PURCHASE AGREEMENT of even date herewith (the "Agreement") by INTERAMERICAS COMMUNICATIONS CORPORATION (the "Buyer") and INVERSIONES DRUMA S.A., the undersigned hereby personally and unconditionally guarantees to the Buyer, and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that the undersigned agrees to be personally bound by, and personally liable for the breach by Inversiones Druma S.A. of, each and every provision in the Agreement and any amendments thereto imposing a monetary obligation or an obligation to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including without limitation the provisions of Articles I, II, III, IV, VI, VIII, IX and X of the Agreement.

         The undersigned waives: (1) acceptance and notice of acceptance by the Buyer of the foregoing undertakings; (2) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; (3) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; (4) any right he may have to require that an action be brought against any other person as a condition of liability; (5) any and all other notices; and (6) all defenses thereto.

         The undersigned agrees to indemnify and hold each of the Buyer, the Company, their respective subsidiaries, affiliates, officers, directors and employees (the "Indemnified Parties") harmless of and from any claims, demands, damages, debts, liabilities, actions, causes of actions, suits, contracts controversies, agreements, accounts, reckonings, obligations and judgments any current or former shareholder of the Company may have against any or all of the Indemnified Parties.

         The undersigned consents and agrees that: (1) his direct and immediate liability under this Guaranty, Indemnification and Assumption of Obligations shall not be contingent or conditioned upon pursuit by the Buyer of any remedies against any other person; and (2) such liability shall not be diminished, relieved or otherwise affected by (i) assignment of the Agreement to a corporation or partnership which controls, is controlled by or is under common control with the undersigned, or (ii) any extension of time, credit or other indulgence which the Buyer may from time to time grant to the undersigned or to any other person, including without limitation the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which shall in any way modify or amend this Guaranty, which shall be continuing and irrevocable during the term of the Agreement.

         This Guaranty, Indemnification and Assumption of Obligations shall be interpreted and construed under the laws of the Republic of Chile.

         If a dispute arises concerning the validity or the enforceability of this Guaranty, Indemnification and Assumption of Obligations or any provision thereof, and such dispute shall not be resolved within thirty (30) days after either party shall notify the other in writing of such dispute, then such dispute shall be submitted for arbitration on demand of either party. The parties irrevocably submit to the exclusive jurisdiction of Chile and any dispute in connection with this Guaranty, Indemnification and Assumption of Obligations, or any matter originating therefrom, including the interpretation and validity of this dispute resolution clause, shall be finally settled by arbitration (arbitraje mixto) in accordance with the Arbitration Rules of the Santiago de Chile Chamber of Commerce. The proceedings shall be held in Spanish language in Santiago, Chile, where the award shall be given. The undersigned consents and agrees that

Buyer may bring a collection action regarding any award or judgment obtained against him hereunder within the country and judicial district in which the undersigned may have assets, now or in the future, and waives all questions of personal jurisdiction or venue to this effect.

         This Guaranty, Indemnification and Assumption of Obligations shall remain in full force and effect during the term of the Agreement. Upon termination or expiration of the Agreement, the undersigned's obligation and liabilities shall cease, except for those obligations and liabilities which arose on or prior to such termination or which shall survive the termination of the Agreement. These undertakings set forth in this Guaranty, Indemnification and Assumption of Obligations shall also continue in effect notwithstanding the Mutual Release executed between Hernan Streeter Rios, the Stockholder and the Buyer. The obligations under such Mutual Release shall remain in full force and effect according to their terms until satisfied or discharged by the parties thereto. Upon the death of the undersigned, the estate of the guarantor shall be bound by this Guaranty in accordance with the terms hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature on the same day and year as the Agreement was executed.




                                    --------------------------------------------
                                    Hernan Streeter Rios

                             FIRST AMENDMENT TO THE
                        STOCK PURCHASE AGREEMENT BETWEEN
                    INTERAMERICAS COMMUNICATIONS CORPORATION
                           AND INVERSIONES DRUMA S.A.



     THIS FIRST AMENDMENT ("First Amendment") made as of this __ day of October, 1997, by and between InterAmericas Communications Corporation, a corporation organized under the laws of the State of Texas ("Buyer"), and Inversiones Druma S.A., a Chilean corporation (the "Stockholder"), to the Stock Purchase Agreement made as of September 9, 1997 (the "Agreement") by and between the Buyer and the Stockholder for the purchase of 99.9% of the issued and outstanding shares of capital stock of Iusatel Chile S.A.

     WHEREAS, the parties entered into the Agreement on September 9, 1997, with a scheduled Closing Date of on or before October 15, 1997.

     WHEREAS, pursuant to Article II of the Agreement, each of the parties anticipated to close in escrow with Citibank N.A., as escrow agent, as of the date hereof but the parties have determined that it is impractical to consummate the Closing on the Closing Date.

     WHEREAS, the parties hereto seek to enter into this First Amendment for the purposes of rescheduling the Closing Date.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree that the Agreement between them is hereby amended in the following respects:

     1.   Section 2.01 of the Agreement is hereby amended as follows:

               "SECTION 2.01 CLOSING. Subject to the satisfaction of the conditions stated in Article VII of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Santiago, Chile time, on October 31, 1997 at the offices of Baker & McKenzie, in Santiago, Chile, unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the

          "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Santiago time on the night of the Closing Date."

     2. Except as otherwise provided above, the terms and conditions of the Agreement remain in full force and effect.

     3. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     4. This First Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this First Amendment to the Agreement to be executed by their duly authorized representatives as of the day and year first above written.

INTERAMERICAS COMMUNICATIONS                      INVERSIONES DRUMA S.A.
  CORPORATION



By: /s/ Patricio E. Northland                      By: /s/ Hernan Streeter Rios
   ---------------------------                       ---------------------------
    Patricio E. Northland                              Hernan Streeter Rios
    President                                          President

                            SECOND AMENDMENT TO THE
                        STOCK PURCHASE AGREEMENT BETWEEN
                    INTERAMERICAS COMMUNICATIONS CORPORATION
                           AND INVERSIONES DRUMA S.A.



     THIS SECOND AMENDMENT ("Second Amendment") made as of this 5th day of December, 1997, by and between InterAmericas Communications Corporation, a corporaiton organized under the laws of the State of Texas ("Buyer"), and Inversiones Druma S.A., a Chilean corporation (the "Stockholder"), to the Stock Purchase Agreement made as of September 9, 1997 (the "Agreement") by and between the Buyer and the Stockholder for the purchase of 99.9% of the issued and outstanding shares of capital stock of Iusatel Chile S.A.

     WHEREAS, the parties entered into the Agreement on September 9, 1997, with a scheduled Closing Date of on or before October 15, 1997.

     WHEREAS, the parties entered into a First Amendment to the Agreement to modify the Closing Date from October 15, 1997 to October 31, 1997.

     WHEREAS, the parties hereto seek to enter into this Second Amendment for the purposes of rescheduling the Closing Date and for such other purposes as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree that the Agreement between them is hereby amended in the following respects;

     1. Section 1.01(b) -- delete "November 15, 1997" and insert "December 15, 1997".

     2. Section 1.01(c) -- delete "US$5,250,000 (the "Preliminary Purchase Price") subject to (A) reduction as provided in Section 1.03(a) hereof, and (B) increase as provided in Section 1.03(b) hereof" and insert "US$5,900,000".

     3. Section 1.02 -- delete "approximately US$7,250,000 representing (A) the Purchase Price as adjusted pursuant to Section 1.03(a) plus (B) US$2,000,000 to be released in accordance with Sections 1.03(b) and 2.04" and insert "US$5,900,000 to be released in accordance with Section 2.04".

     4. Section 1.03 -- delete this section in its entirety and insert the following:

     Section 1.03 Purchase Price Adjustments: The Purchase Price shall be adjusted as follows:

     (a) STOCKHOLDER LIABILITY TO BUYER. No later than February 28, 1998, the Company shall, at Buyer's expense, cause to be prepared and delivered to the Buyer and the Stockholder the audited balance sheet of the Company dated as of December 31, 1997 (the "December 1997 Balance Sheet") prepared by Coopers & Lybrand

LLP/Langton Clarke ("Company's Accountants") in accordance with Chilean generally accepted accounting principles applied on a consistent basis ("Chilean GAAP"). If the Company's total assets less total liabilities ("Net Worth") on the December 31, 1997 Balance Sheet is less than US$500,000, then Stockholder shall pay to Buyer, in cash, the difference. Such amount shall be paid prior to April 30, 1998, unless other arrangements are agreed to by both parties.

     (b) BUYER LIABILITY TO STOCKHOLDER. Attached hereto as Exhibit A is the Company's projected operating results for 1998. If the Company achieves the cumulative revenues and operating results for the three, six, nine and twelve month periods ending December 31, 1998 (as summarized below in thousands of Chilean pesos), then Buyer shall make the following additional payments to
Stockholder:

                         Revenues            Net Income          Payment
                         --------            ----------          -------

3 months ending          1,068,690            (31,356)         US $100,000

6 months ending          2,740,862            103,340          US $150,000

9 months ending          5,178,810            380,021          US $200,000

12 months ending         8,258,608            795,209          US $400,000


     Such payments, if any, for the three, six and nine month periods will be made by Buyer to Stockholder within 45 days after the end of the period. The final payment, if any, for the 12 month period ending December 31, 1998 will be based upon the Company's 1998 Audited Financial Statements prepared by a "Big 6" Accounting Firm selected by the Buyer. The final payment for the twelve months ending December 31, 1998, if any, shall be made by Buyer to Stockholder prior to April 30, 1999.

     5. Section 2.01 -- delete "on October 15, 1997" and insert "not later than December 16, 1997".

     6. Section 2.02(i);(c) -- delete "certified copies" and insert
     "originals".

     7. Sections 2.02(i);(f)(g)(h)(k) -- delete these sections in their entirety.

     8. Section 2.02(ii) -- delete "November 30, 1997" and insert "December 16, 1997".

     9. Section 2.03(iv) -- delete this section in its entirety.

     10. Section 2.04(ii) -- delete "November 15, 1997" and insert "December 16, 1997".

     11. Section 2.04(iii) -- delete this section in its entirety.

     12. Section 2.05 -- delete "November 15, 1997" and insert "December 16, 1997".

     13. Article II -- In addition to the changes to this article referred to above, it is the intention of Buyer and Stockholder to deal directly with each other and to no longer require the services of the Escrow Agent. Accordingly,
Article II of the Agreement, and any other article of same, shall be deemed to be modified to reflect that (i) all documents, certificates and other agreements required to be delivered by the Stockholder to the Escrow Agent thereunder shall be made directly to Buyer in lieu of the Escrow Agent, and
(ii) all documents, certificates, agreements and payments required to be made by the Buyer to the Escrow Agent thereunder shall be delivered directly to the Stockholder in lieu of Buyer. The Closing shall be deemed to occur when all such deliveries have been made by Buyer and Shareholder.

     11. Section 3.03 -- delete all references to "November 15, 1997" and insert "December 16, 1997".

     12. Section 3.08 -- delete "six month period ended June 30, 1997" and insert "nine month period ended September 30, 1997."

     13. Section 3.10 -- delete all references to "June 30, 1997" and insert "September 30, 1997" and delete all references to "six month periods" and insert "nine month period".

     14. Section 6.10 add the following paragraph:

     Buyer agrees to engage Streeter, on behalf of the Company, as a consultant for the twelve months ending December 31, 1998 at an agreed upon compensation of US$10,000 per month, payable at the beginning of each month. Streeter agrees that during 1998 he will use his best efforts to further the business interests of the Company, will not compete in any business that may be detrimental to the business interests of the Company, and will not solicit, on his behalf or on behalf of others, any employees of the Company. Streeter also agrees at Closing to transfer the remaining 0.1% of the outstanding capital of Iusatel S.A. to Hewster S.A.

     15. Article VII -- delete all references to "November 30, 1997" and insert "December 16, 1997".

     16. Except as otherwise provided above, the terms and conditions of the Agreement remain in full force and effect.

     17. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     18. This Second Amendment may be executed in any number of counterparts, each of which constitute an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Agreement to be executed by their duly authorized representatives as of the day and year first above written.

INTERAMERICAS COMMUNICATIONS CORPORATION



By: /s/ Patricio E. Northland
   -------------------------------------
    Patricio E. Northland, President

INVERSIONES DRUMA S.A.


By: /s/ Hernan Streeter Rios
   -------------------------------------
    Hernan Streeter Rios, President












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